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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Caesars Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAESARS ENTERTAINMENT, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2005

I cordially invite you to attend our 2005 Annual Meeting of Stockholders of Caesars Entertainment, Inc. (the "Company").

Place:	Caesars Palace 3570 Las Vegas Boulevard South Las Vegas, Nevada 89109 (702) 731-7110
Time:	June 24, 2005 at 8:00 a.m. (local time) If the Company's merger with Harrah's is completed before June 24, 2005, it will not be necessary to have the Caesars Annual Meeting and it will be canceled.
Items of Business:	• To elect four directors;
• To conduct any other business that properly comes before the meeting.
Record Date:	You can vote if you are a stockholder of record as of the close of business on April 25, 2005.
Stockholder List:
A list of stockholders eligible to vote at the Annual Meeting of Stockholders will be available for inspection at the annual meeting, and at least ten days prior to the annual meeting, at the location of the meeting and at the executive offices of the Company at 3930 Howard Hughes Parkway, Las Vegas, Nevada, 89109 during regular business hours.
Proxy Voting:
Your vote is important. Whether you plan to attend the annual meeting or not, please complete, date, and sign the accompanying proxy card as soon as possible and return it in the postage-prepaid envelope provided, or use our 24-hour a day telephone or internet voting options.

Sincerely, By Order of the Board of Directors:

Bernard E. DeLury, Jr. Secretary Caesars Entertainment, Inc.
April 26, 2005 Las Vegas, Nevada

PROXY STATEMENT

CAESARS ENTERTAINMENT, INC.
3930 HOWARD HUGHES PARKWAY
LAS VEGAS, NEVADA 89109
(702) 699-5000

        This Proxy Statement is solicited by the Board of Directors of Caesars Entertainment, Inc. (the "Company" or "Caesars") and is being furnished to the stockholders of the Company in connection with its Annual Meeting of Stockholders to be held at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on June 24, 2005 at 8:00 a.m. (local time), and at any adjournments of that meeting. We commenced mailing this proxy statement and the enclosed proxy card to stockholders on or about April 29, 2005. The Company paid the cost of preparing and mailing this proxy statement and proxy card to its stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What am I being asked to vote on?

Item One:	The election of Stephen F. Bollenbach, Wallace R. Barr, Peter G. Ernaut and William Barron Hilton, who are four nominees for re-election to the Board of Directors for terms of three years.

What if the Company's merger with Harrah's closes before the Annual Meeting?

        If the merger of the Company with Harrah's Operating Company, Inc., a wholly-owned subsidiary of Harrah's Entertainment, Inc. ("Harrah's") is completed before June 24, 2005, it will not be necessary to have the Caesars Annual Meeting and it will be canceled. The Company expects the merger to be completed in the second quarter of 2005.

What constitutes a quorum for purposes of voting?

        A majority of the outstanding shares of common stock, represented either in person or by proxy at the meeting, will constitute a quorum for the transaction of business. The record date is April 25, 2005. On the record date, there were 314,816,793 shares of common stock outstanding, which constitutes all of the outstanding voting securities of the Company.

        Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

How many votes are needed to approve each item?

        Item One:    The individuals receiving a plurality of the votes cast by holders of shares of common stock will be elected as directors. Abstentions and broker non-votes (if any) will not count as a vote for or against any director nominee.

        Other Matters:    For any other business that properly comes before the meeting, the affirmative vote of a majority of the shares present in person or by proxy is required. Abstentions and broker non-votes (if any) will have the effect of a vote against the matter being considered.

        Broker Voting:    Under the rules of the New York Stock Exchange, the election of directors is considered to be a "routine" matter upon which a brokerage firm that holds your shares in its name may vote on your behalf, even if you have not furnished the firm voting instructions within a specified period prior to the annual meeting.

How many votes do I have?

        Each share of the Company's common stock that you own entitles you to one vote. The proxy card shows the number of shares that you owned as of the record date for voting.

How does the Board of Directors recommend I vote on the proposals?

        The Board of Directors recommends a vote FOR each of the nominees for the Board of Directors. If you do not make a specific selection, your proxy will vote your shares as recommended by the current Board of Directors FOR the election of these nominees.

How do I vote?

        You may vote by proxy card, by telephone, by internet, or in person at the annual meeting. We encourage you to vote in advance by proxy card, telephone, or internet—even if you plan to attend the annual meeting.

        By Proxy Card:    To vote by proxy card, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed, postage pre-paid envelope. One of the individuals named on your proxy card (your "proxy") will vote your shares as you direct on your proxy card.

        By Telephone:    We have established a toll-free telephone number which is printed on your proxy card. You can use any touch-tone telephone to vote 24 hours a day, 7 days a week.

        By Internet:    We have established a secure website where you can also vote 24 hours a day, 7 days a week. The website address is listed on your proxy card.

Can I revoke my proxy after I have sent it in?

        Yes. You may revoke your vote at any time before the proxy is exercised in the following ways:

  •
  You may attend and vote in person at the annual meeting, which automatically revokes any previously received vote from you; or

  •
  You may send in a later-dated proxy card, or vote again by mail or internet. This will automatically revoke your earlier vote; or

  •
  You may notify the Secretary of the Company that you wish to revoke your previously mailed proxy card, your telephone or your internet vote. This must be done in writing and sent to his attention at this address:

Bernard E. DeLury, Jr., Secretary Caesars Entertainment, Inc. 3930 Howard Hughes Parkway Las Vegas, Nevada 89109
  •
  If your shares are held in a "street name" account, you must contact your broker, bank or other institution to change your vote.

What if my shares are held in the name of my broker, bank, or another institution?

        Please vote promptly, following the instructions provided by your broker, bank or other institution. If you want to vote in person at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

ITEM 1
ELECTION OF DIRECTORS

        Our Board of Directors consists of nine members, although the Board has the authority to establish its membership at between one and twenty members. The term of office for Stephen F. Bollenbach, Wallace R. Barr, Peter G. Ernaut and William Barron Hilton expires at this Annual Meeting of Stockholders. The directors are divided into three classes with staggered terms of office. One class has four directors and there are three directors in the second class and two directors in the third class. At each annual meeting, one class of directors is elected to serve three-year terms.

        Each director elected at this Annual Meeting of Stockholders will hold office until the Annual Meeting of Stockholders in 2008 or until his successor has been elected. If any director resigns, dies, or is otherwise unable to serve out his/her term, the Board may fill such vacancy.

        The Board has nominated Stephen F. Bollenbach, Wallace R. Barr, Peter G. Ernaut and William Barron Hilton for re-election. The nominees have been selected on the basis of their exemplary service as current directors, their integrity and independence, their understanding of our business environment, and their willingness to devote substantial time to Board duties. For biographical information about each of these nominees, please see "Directors and Executive Officers" beginning on page 4. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

        If the merger is completed, Caesars will merge with Harrah's Operating Company, Inc., a wholly-owned subsidiary of Harrah's, with Harrah's Operating Company surviving and continuing as a wholly-owned subsidiary of Harrah's. Caesars' directors will not continue as directors of Harrah's Operating Company. However, pursuant to the merger agreement, upon completion of the merger, William Barron Hilton and Stephen F. Bollenbach will be appointed to the Harrah's board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" EACH OF THESE NOMINEES:

STEPHEN F. BOLLENBACH
WALLACE R. BARR
PETER G. ERNAUT
WILLIAM BARRON HILTON

DIRECTORS AND EXECUTIVE OFFICERS

         The information below summarizes the Company's directors, including those directors nominated for re-election, and the Company's executive officers who are not directors.

	Age	Term Expires
Stephen F. Bollenbach, Director, Chairman of the Board	62	2005
Mr. Bollenbach has served as Chairman of the Board of the Company since December 31, 1998 pursuant to an employment agreement. He has been Co-Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation since May 2004, and prior thereto, President and Chief Executive Officer. He served as director, Executive Vice President and Chief Financial Officer of The Walt Disney Co. from April 1995 until February 1996. He was President and Chief Executive Officer of Host Marriott Corporation from October 1993 until April 1995. Mr. Bollenbach is a director of Hilton Hotels Corporation, Hilton Group PLC, Time Warner Inc., and Catellus Development Corporation.
Wallace R. Barr, Director, President and Chief Executive Officer	59	2005
Mr. Barr has served as Director, President and Chief Executive Officer of the Company since November 19, 2002. He served as Executive Vice President and Chief Operating Officer of the Company from July 10, 2001 until November 19, 2002. Prior to that, Mr. Barr served as Executive Vice President and Co-Chief Operating Officer of the Company from January 31, 2001 to July 10, 2001, and Executive Vice President-Eastern Region of the Company since December 31, 1998. From January 1997 until December 31, 1998, he was Executive Vice President of Hilton Gaming Corporation. From June 1993 until December 1998, he served as Executive Vice President and Chief Operating Officer of Bally's Casino Holdings, Inc., during which time he was also the Chief Operating Officer of Bally's Park Place and the Atlantic City Hilton Resort.
Barbara Coleman, Director	54	2006
Ms. Coleman has served as a director of the Company since January 15, 1999. She has been the President of BBC Associates, LLC, an executive consulting firm serving businesses and philanthropic organizations, since 1998. From 1992 to 1998 she was President of the Amelior Foundation, a charitable organization.
A. Steven Crown, Director	53	2007
Mr. Crown has served as a director of the Company since December 31, 1998. He is General Partner of Henry Crown and Company (Not Incorporated), a company with diversified investments. Mr. Crown is a director of Hilton Hotels Corporation.
Clive S. Cummis, Director, Vice Chairman of the Board	76	2006
Mr. Cummis has served as a director of the Company since December 31, 1998 and as Vice Chairman of the Board since October 19, 2000. He served as Executive Vice President, Law and Corporate Affairs and Secretary of the Company from November 2, 1998 until December 31, 2001. Since December 31, 2001, he has been a senior advisor to the Company. Since 1971, Mr. Cummis has been a partner with the law firm of Sills Cummis Epstein & Gross P.C., which provides legal services to the Company, and is actively engaged as Chairman Emeritus of the law firm.
Peter G. Ernaut, Director	40	2005
Mr. Ernaut has served as a director of the Company since September 15, 2000. Since January 1, 2005, he has been the President, Public Affairs and Partner of R&R Partners, which provides various advertising services to the Company and its operations. He has been a partner in the political consulting firm of Alliance Corporation since 1994, in addition to serving as President of the political consulting firm of Ernaut Strategies, Incorporated since January 2000. From January 2001 to September 2004, he was the Managing Director of Governmental Affairs and Public Policy with the law firm of Jones Vargas, which provides legal services to the Company.

Eric M. Hilton, Director	71	2006
Mr. Hilton has served as a director of the Company since December 31, 1998. He was a director of Hilton Hotels Corporation and served as Vice Chairman of the Board of Hilton Hotels Corporation until March 1997. William Barron Hilton and Eric Hilton are brothers.
William Barron Hilton, Director	77	2005
Mr. Hilton has served as a director of the Company since December 31, 1998. He has been Co-Chairman of the Board of Hilton Hotels Corporation since May 2004, prior thereto, Chairman of the Board since February 1996, and prior to which he served as Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation. William Barron Hilton and Eric Hilton are brothers.
Gilbert L. Shelton, Director	68	2007
Mr. Shelton has served as a director of the Company since December 31, 1998. He is a private investor.
Bernard E. DeLury, Jr., Executive Vice President, Secretary and General Counsel	44
Mr. DeLury has served as Executive Vice President, Secretary and General Counsel of the Company since May 21, 2003, and prior to this position Mr. DeLury served as the Company's Senior Vice President, Secretary and General Counsel since January 31, 2003. Mr. DeLury served as Vice President and Deputy General Counsel of the Company from May 2001 to January 2003. Mr. DeLury joined the legal department of Bally's Park Place, Inc. then a subsidiary of Bally Manufacturing Corporation in 1990, as Staff Counsel. He subsequently served as Vice President and General Counsel, Eastern Region of Hilton Gaming, a division of Hilton Hotels Corporation from 1997 to 1999. He then served as Senior Vice President and General Counsel Eastern Region of the Company from 1999 to 2001. Mr. DeLury is an active member of the United States Naval Reserve holding the rank of Captain.
Wesley D. Allison, Senior Vice President, Controller and Interim Chief Financial Officer	44
Mr. Allison has served as Interim Chief Financial Officer of the Company since May 2004. Mr. Allison has been Senior Vice President of the Company since July 2002 and from December 1998 until July 2002 was Vice President. Mr. Allison has been Controller of the Company since December 1998. Prior to joining the Company Mr. Allison worked for Station Casinos, Inc., from August 1995 to December 1998 as the corporate controller. Prior to this, Mr. Allison worked for an independent public accounting firm from January 1986 to August 1995. Mr. Allison is a certified public accountant in Nevada.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To our knowledge, based solely upon a review of the reports furnished to us and written representations by our reporting directors, officers and beneficial owners of more than 10 percent of the Company's equity securities, all reports required to be filed with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as amended, were timely filed.

RELATED PARTY TRANSACTIONS

        Decisions concerning related-party transactions are required to be reviewed by our Audit Committee. The Company believes that the transactions described below are on terms at least as favorable as if obtained from non-related parties.

    Clive S. Cummis, Vice Chairman of the Board, is Chairman Emeritus of the New Jersey law firm Sills Cummis Epstein & Gross P.C., which has provided and continues to provide legal services to the Company. The fees paid by the Company to the law firm did not exceed 5 percent of the firm's gross revenues for its last full fiscal year.

    Peter G. Ernaut, Director, until September 2004 was the Managing Director of Governmental Affairs and Public Policy with the law firm of Jones Vargas, which has provided and continues to provide legal services to the Company. While Mr. Ernaut received compensation from the law firm in 2004, he did not participate in the profits of the firm. The fees paid by the Company to the law firm did not exceed 5 percent of the firm's gross revenues for its last full fiscal year.

    The Company has a long-standing relationship with R&R Partners, an advertising and public relations firm, whereby R&R Partners provides advertising and consulting services to the Company. In 2004, the Company paid approximately $18.9 million to R&R Partners for its services and it is expected that the Company would pay a similar amount in 2005. On January 1, 2005, Peter G. Ernaut, Director, joined R&R Partners as a Partner and President of Public Affairs.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The current members of the Compensation Committee, A. Steven Crown, Barbara Coleman, Eric Hilton and William Barron Hilton, are not current or former officers or employees of the Company or any of our subsidiaries. During 2004, none of the Company's executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows the beneficial ownership of the Company's common stock as of April 20, 2005, for: (1) each director; (2) each named executive officer in the Summary Compensation Table; and (3) the directors and executive officers as a group. The "Options Exercisable" column only includes the securities underlying options exercisable within sixty days after April 25, 2005. There were 314,816,793 shares of common stock outstanding on April 25, 2005, not including treasury stock. Unless otherwise noted, the named individuals had sole voting power and sole investment power of the shares of the Company's common stock. The address for each current director and executive officer is 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

Name	Shares Beneficially Owned	Options Exercisable	Total	Approx. %
William Barron Hilton	22,933,230(1)	0(5)	22,933,230	7.3%
A. Steven Crown	3,787,500(2)	56,000	3,843,500	1.2%
Stephen F. Bollenbach	290,000	0(5)	290,000	*
Wallace R. Barr	29,401	0(5)	29,401	*
Clive S. Cummis	2,600	0(5)	2,600	*
Gilbert L. Shelton	20,000(3)	0(5)	20,000	*
Eric M. Hilton	9,400	52,000	61,400	*
Barbara Coleman	3,200	0(5)	3,200	*
Peter G. Ernaut	200	0(5)	200	*
Bernard E. DeLury, Jr.	23,765	41,700(5)	65,465	*
Wesley D. Allison	673	2,525(5)	3,198	*
Directors and executive officers as a group(4)	27,099,969	152,225	27,252,194	8.6%

*
Less than 1% of issued and outstanding shares of common stock of the Company.

(1)
Includes 16,216,584 shares owned by The William Barron Hilton Trust and 6,716,646 shares owned by The William Barron Hilton Family Trust.

(2)
Includes 5,000 shares beneficially owned by Mr. Crown's wife; 1,935,340 shares owned indirectly through Areljay, L.P., a partnership, a partner of which is a corporation of which Mr. Crown is a director, officer, and shareholder, and a second partner of which is a trust of which Mr. Crown is a beneficiary; 1,002,272 shares owned indirectly through the Arie and Ida Crown Memorial, a not-for-profit corporation of which Mr. Crown is a director and officer; 239,888 shares owned indirectly through the Crown Fund, a partnership of which Mr. Crown is a partner; and 600,000 shares owned indirectly through Pines Trailer Limited Partnership, a partnership, a partner of which is a corporation of which Mr. Crown is a director, officer, and shareholder, and a second partner of which is a partnership in which Mr. Crown is a partner. Mr. Crown disclaims beneficial ownership of the shares held by Areljay, L.P., the Arie and Ida Crown Memorial, the Crown Fund, and Pine Trailer Limited Partnership, except to the extent of his beneficial interest therein.

(3)
Includes 20,000 shares owned jointly by Mr. Shelton and his spouse, Dr. Judy Shelton, over which shares Mr. Shelton shares voting and investment powers.

(4)
These shares do not include the Rights granted pursuant to the Company's Supplemental Retention Plan. The Rights settle for common stock on a one-for-one basis upon the participant's retirement, with limited distribution available during employment. The Rights vest 20 percent on the first and second anniversaries of the grant date and 30 percent on the third and fourth anniversaries of the grant date.

(5)
All outstanding 1998 Stock Incentive Plan options and 1998 Independent Director Stock Option Plan options became vested and exercisable upon the approval by the Company's shareholders on March 11, 2005 of the merger agreement for the Company's merger with Harrah's. Subsequent to the shareholder approval, Mr. Allison, Mr. Barr, Mr. Bollenbach, Ms. Coleman, Mr. Cummis, Mr. DeLury, Mr. Ernaut, Mr. Barron Hilton and Mr. Shelton elected to cash-out all of their remaining options granted under such plans.

PRINCIPAL STOCKHOLDERS

         The table below shows the amount of the Company's common stock owned by each person who, in addition to the director previously listed in "Security Ownership of Directors and Executive Officers", to our knowledge beneficially owned 5 percent or more of our outstanding common stock on April 25, 2005.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Ariel Capital Management, LLC 200 East Randolph Drive Suite 2900 Chicago, Illinois 60601	20,060,230	(1)	6.4%
Conrad N. Hilton Fund 100 West Liberty Street Reno, Nevada 89501	16,498,736	(2)	5.2%

(1)
This information is based upon Schedule 13G-A filed with Securities and Exchange Commission on February 14, 2005.

(2)
William Barron Hilton and Eric M. Hilton are two of the eleven directors of the Conrad N. Hilton Fund, a non-profit organization that funds the charitable activities of the Conrad N. Hilton Foundation, a non-profit organization. Mr. Barron Hilton and Mr. Eric Hilton disclaim beneficial ownership of the shares owned by the Fund. This information is based upon Schedule 13-G filed with the Securities and Exchange Commission on January 11, 1999.

INFORMATION REGARDING THE BOARD
OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

        In November 2003, the New York Stock Exchange (the "NYSE") adopted rules requiring that a majority of the Company's directors be "independent." The NYSE rules, which have been effective with respect to the Company as of its 2004 Annual Meeting of Stockholders, require a NYSE listed company to review whether the directors are "independent." The NYSE rules set forth circumstances under which a Board of Directors cannot deem a director to be "independent." In particular, among other standards, the NYSE rules provide that a Board of Directors cannot deem "independent" a director who is an employee. To classify a director as "independent" for purposes of the NYSE rules, the Company also must determine affirmatively that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). To make this determination, the Company, as permitted by the NYSE rules, adopted the following categorical standard: a director has no material relationship with the Company if fees paid to an organization associated with the director do not exceed the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of the organization associated with the director.

        The Board assessed each director against this categorical standard and also considered whether there were any other relationships, direct or indirect, between the Company and each director that would cause each director not to be "independent," as defined by the NYSE rules.

        The Board affirmatively determined that a majority of the Board of Directors are "independent," as defined by the NYSE rules. Specifically, the following directors are "independent" pursuant to the categorical standard and the NYSE rules: Barbara Coleman, A. Steven Crown, Eric M. Hilton, William Barron Hilton and Gilbert L. Shelton. Due to employment relationships with the Company, Messrs. Bollenbach, Barr and Cummis did not meet the NYSE's definition of "independent" and because of an employment relationship with a company that does business with the Company, Peter G. Ernaut does not meet the NYSE's definition of "independent."

        The Company's directors are expected to regularly attend the annual and any special meetings of the Company's stockholders. All members of the Board of Directors attended the Company's Annual Meeting of Stockholders in May 2004. The Company's directors are also expected to regularly attend meetings of the Board and Committees on which the directors sit, and to review prior to meetings the material distributed in advance of such meetings. The Board of Directors held twelve meetings during 2004. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the Committees of which he or she is a member.

        The Board's non-management directors, including directors who are not independent under the NYSE rules, meet in executive sessions, which sessions are chaired by the Chairman of the Board. The Company may also schedule executive sessions consisting only of directors who are independent under the NYSE rules. Since January 2004, the Company's policy is to have an independent director preside over the executive sessions of independent directors. Under the Company's policy, the Chairman of the Board of Directors would preside over such executive sessions of independent directors, except where the Chairman is not an independent director. If the Chairman is not independent, the position of presiding director (the "Rotating Presiding Director") would rotate for each session of the independent directors based on the alphabetical order of the last names of the independent directors. To contact Mr. Bollenbach or the non-management directors as a group, please see the information below on stockholder communications with the Board of Directors.

        Stockholder Communications with the Board of Directors.    The Board of Directors has adopted a process by which the Company's stockholders can send written communication to the directors. Any stockholder desiring to communicate with the Board of Directors, or any one of the directors, may send a letter addressed to the Caesars Entertainment, Inc. Board of Directors, c/o Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109. The Board has instructed the Company's Secretary to promptly forward to the Board, or the individual director, all communications received.

Committees of the Board of Directors.

        The Board of Directors has standing Audit, Compensation, Compliance, Diversity and Nominating and Corporate Governance Committees.

Audit Committee

        The members of the Audit Committee are Gilbert L. Shelton (Chair), A. Steven Crown, Eric M. Hilton and William Barron Hilton. The Board has determined that Mr. Shelton is the Audit Committee's "audit committee financial expert," as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission, and is, along with the other Audit Committee members, "independent," as defined by the NYSE rules. The Audit Committee met eight times in 2004. The Audit Committee provides oversight of the accounting, auditing, internal control and financial reporting practices of the Company. The Audit Committee reviews the independence of the Company's independent registered public accounting firm, recommends to the Board the engagement and discharge of independent registered public accounting firms, reviews with the Company's independent registered public accounting firm their audit reports, their scope of review and plan, their findings, their recommendations and their fees. The Audit Committee reviews the scope and results of the Company's procedures for internal auditing, sets staffing levels and compensation for internal audit personnel, the adequacy of internal accounting controls, and directs and supervises special investigations. The Audit Committee meets periodically with internal auditors and the Company's independent registered public accounting firm. The Audit Committee meets both with and without management in attendance. The Board adopted a written Audit Committee charter and it is available on the "Corporate Governance" section of the "About Us" section of Company's website at the internet address of www.caesars.com/corporate/aboutus/corporategovernance. A copy may also be obtained, without cost, by written request submitted to Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Caesars Entertainment, Inc.:

        We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2004.

        We have discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the Company's independent registered public accounting firm their independence and considered the compatibility of non-audit services with their independence. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Dated: March 22, 2005

Gilbert L. Shelton, Chair
A. Steven Crown
Eric M. Hilton
William Barron Hilton

Compensation Committee

        The members of the Compensation Committee are A. Steven Crown (Chair), Barbara Coleman, Eric M. Hilton and William Barron Hilton. The Board has determined that all Compensation Committee members are "independent," as defined by the NYSE rules. The Compensation Committee met six times in 2004. The Compensation Committee is comprised of outside directors and determines salary, bonus, stock option, and other compensation for executive officers of the Company, as well as overall employment and compensation practices of the Company in general. It administers the Company's 1998 Stock Incentive Plan, Supplemental Retention Plan and the 2004 Long Term Incentive Plan. The Compensation Committee reports to the Board of Directors regarding all its decisions concerning such plans. The Compensation Committee prepares an annual report in which it discusses the compensation of the Company executives and the philosophy behind that compensation. The Compensation Committee Charter is available on the "Corporate Governance" section of the "About Us" section of the Company's website at www.caesars.com/corporate/aboutus/corporategovernance. A copy may also be obtained, without cost, by written request submitted to Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee ("Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation philosophy, policies, and programs applicable to the executive officers of the Company, including specific decisions regarding each executive officer's compensation and the overall compensation practices of the Company.

        The Company is largely dependent upon the judgment, initiative, and effort of its executive officers for the successful conduct of its business. Therefore, the Committee's primary objective is to establish plans that will attract, retain, and motivate highly skilled and talented executives in a dynamic and competitive industry. This is accomplished through implementation of the following policies:

  •
  Ensuring that executive compensation is competitive within the gaming industry as well as within the realm of other public companies of similar size, scope and revenues;

  •
  Providing incentives to executives to increase stockholder value, both in the short-term and in the long term;

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  Providing executives with a personal financial interest in the Company similar to the interest of our stockholders;

  •
  Linking executive compensation to Company performance; and

  •
  Reflecting the performance and contribution of each executive officer in the Committee's compensation determinations.

Our executive officers are compensated through a combination of salary, performance bonuses, equity grants, and a deferred compensation program. The Company also pays benefits upon certain executive officers' deaths through an executive death benefit plan.

        In 2004, the Committee continued to retain the services of one of the nation's leading Human Resource and executive compensation consulting firms, to advise it on matters related to executive compensation.

Salaries

        The Company entered into employment agreements with Messrs. Barr, DeLury, and Allison. The employment agreements establish minimum annual base salaries for each executive. In setting salaries, we compare our salaries with those of other public companies, gaming and non-gaming, of similar size, scope of operations, and revenues. We also consider each officer's performance and responsibility level, as well as the Company's current financial condition and performance during the past fiscal year, such as growth in revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earning per share, and strategic acquisition or disposition of assets.

Performance Bonuses

        At the beginning of each year, the Committee establishes performance objectives and the target potential bonus award for each executive officer, including the Chief Executive Officer. At the end of the performance period, the Committee determines the results achieved relative to such objectives, and establishes each executive officer's annual bonus.

        In May 2000, stockholders approved the Company's Executive Incentive Plan, which is intended to qualify certain compensation paid to executive officers for deductibility under Section 162(m) of the Code, which otherwise limits deductibility to $1 million for the Chief Executive Officer and each of the four other most highly compensated officers. In making compensation decisions, the Committee will take into account the effect of Section 162(m) and the Executive Incentive Plan, while retaining the flexibility to approve compensation that it deems to be in the best interest of the Company and its stockholders, but which may not always qualify for full tax deductibility.

        The Committee established criteria for 2004 bonus awards that were based on the Company reaching certain targeted profitability and efficiency objectives, including EBITDA and earnings per share objectives.

Stock Options

        Annual stock option grants are a critical component of the Company's long-term executive compensation program by linking a major portion of executive financial interests to the performance of our stock. Options increase the executive's motivation and incentive to continue with the company and grow the value of its stock by providing the executive with the same opportunity to benefit from appreciation in the stock price as do other stockholders. Pursuant to their employment agreements, we awarded options to purchase shares of common stock to Messrs. Barr, DeLury, and Allison. The size of the option grants to the executive officers reflects the Committee's judgment as to current and potential contribution of the individual executive officer to the present and future growth and profitability of the Company and to the creation of stockholder value.

Restricted Stock Units

        In accordance with the stockholder approved 2004 Long Term Incentive Plan, the Company granted Messrs. Barr, DeLury, and Allison restricted stock units. The size of the grants to the executive officers is based on competitive practice, and reflects the Committee's judgment as to current and potential contribution of the individual executive officer to the present and future growth and profitability of the Company and to the creation of stockholder value.

Performance Awards

        Consistent with grants of restricted stock units, the Company also granted Messrs. Barr, DeLury, and Allison performance awards, under the stockholder approved 2004 Long Term Incentive Plan. The size of the grants to the executive officers is based on competitive practice, and reflects the

Committee's judgment as to current and potential contribution of the individual executive officer to the present and future growth and profitability of the Company and to the creation of stockholder value. These awards are valued based on achievement of three-year performance goals related to Return on Invested Capital ("ROIC") and relative Total Shareholder Return ("TSR"). Adopting such performance-based long-term incentive vehicles allows the Company to continue to attract and retain the high caliber of executive talent necessary to continue to drive the Company to success, while ensuring a close alignment with stockholder interests.

Executive Deferred Compensation Plan

        Executive officers also may participate in a plan under which they may elect to defer any portion of their compensation in accordance with plan provisions. The Company provides a matching contribution of 50 percent of the first 10 percent of compensation deferred by the executive. The executive's interest in the Company's match vests at the rate of one-third per annum, with 100 percent acceleration in the event of death, permanent disability, change of control, or retirement at age 55 or thereafter.

Executive Death Benefit Plan

        The Company adopted an Executive Death Benefit Plan in fiscal year 2000 for the purpose of providing benefits to a select group of management employees. Each of the five most highly compensated executive officers qualifies for this plan. The plan provides, in the event of the executive's death, for the Company to pay a benefit equal to 150 percent of the sum of (a) the executive's base salary at the time of death plus (b) the bonus paid for the fiscal year in which the death occurs, with a maximum cap of $5 million, plus an amount to reimburse the executive's estate for taxes on the amount of the benefit paid.

Chief Executive Officer Compensation

        In 2004, Mr. Barr's annual base salary was $1.0 million. The Committee determined the size of Mr. Barr's salary based on the compensation levels of comparable positions at other public companies, gaming and non-gaming, of similar size, scope of operations, and revenues. In determining Mr. Barr's salary, we also considered his performance and responsibility level, as well as the Company's current financial condition and performance, such as growth in revenues, EBITDA, earning per share, and strategic acquisition or disposition of assets.

        With regard to Mr. Barr's annual bonus, at the beginning of the 2004 fiscal year, the Committee established performance objectives and the target potential bonus award for Mr. Barr. These objectives and targets were based on the Company reaching certain targeted profitability and efficiency objectives, including EBITDA and earnings per share objectives. In setting these objectives, we also took into account the effect of Section 162(m) of the Code which otherwise limits the deductibility of the Chief Executive Officer's compensation. At the end of the performance period, we determined the results achieved relative to such objectives, and established Mr. Barr's annual bonus.

        With regard to Mr. Barr's long term incentive compensation, under the stockholder approved 2004 Long Term Incentive Plan, the Committee granted to Mr. Barr restricted stock units and options to purchase shares of common stock. The Committee determined the size of these grants based on competitive practice, and it reflects our judgment as to Mr. Barr's current and potential contribution to the present and future growth and profitability of the Company and to the creation of stockholder value taking into consideration, among other factors, the pending merger with Harrah's.

        The Committee continues to monitor the compensation and benefits paid to our executive officers to ensure that they are effective, appropriate, competitive and tax efficient.

Approved by the Compensation Committee of the Board of Directors, March 22, 2005:

A. Steve Crown, Chair
Barbara Coleman
William Barron Hilton
Eric M. Hilton

Compliance Committee

        The members of the Compliance Committee are Clive S. Cummis (Chair), Barbara Coleman, A. Steven Crown, Eric M. Hilton and Gilbert L. Shelton. The Compliance Committee met five times in 2004. The Compliance Committee supervises the Company's efforts to ensure that its business and operations are conducted in compliance with the highest standards applicable to it as a matter of legal and regulatory requirements as well as ethical business practices. In particular, the Compliance Committee is responsible for the establishment and implementation of the Company's internal reporting system regarding compliance with regulatory matters associated with the Company's gaming operations. The Compliance Committee supervises the activities of the Company's Compliance Officer and communicates on a periodic basis with gaming regulatory agencies on compliance matters. It reviews information and reports regarding the suitability of potential key employees of the Company as well as persons and entities proposed to be involved in material transactions or relationships with the Company. The Company believes that the involvement of the Board in this endeavor creates an environment in which integrity and honesty are clearly identified as a critical component of our corporate culture.

Diversity Committee

        The members of the Diversity Committee are Barbara Coleman (Chair), Wallace R. Barr, Stephen F. Bollenbach and Peter G. Ernaut. The Diversity Committee met three times in 2004. The Diversity Committee is dedicated to the development and implementation of policies and programs that promote equality of opportunity in all facets of the Company's business. The Diversity Committee's goals are to increase diversity in the Company's workforce, management, and in its dealings with vendors, with special emphasis on identifying qualified females and ethnic minorities.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are A. Steven Crown (Chair), William Barron Hilton and Gilbert L. Shelton. The Board has determined that all members of the Nominating and Corporate Governance Committee are "independent," as defined by the NYSE rules. The Nominating and Corporate Governance Committee met two times in 2004. The Nominating and Corporate Governance Committee evaluates and recommends candidates to the Board of Directors to fill positions on the Board of Directors and reviews matters that concern corporate governance. It reviews on a continuing basis, and at least once a year, the structure of the Board to assure its continuity and to assure that the proper skills and experience are represented on the Board, and reviews any potential conflicts of Board members when a prospective Board member is being considered for election to the Board. The Nominating and Corporate Governance Committee Charter is available on the "Corporate Governance" section of the "About Us" section of the Company's website at www.caesars.com/corporate/aboutus/corporategovernance. A copy may also be obtained, without cost, by written request submitted to Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

        Stockholder Nominations of Candidates to the Board of Directors.    Stockholders may recommend to the Nominating and Corporate Governance Committee candidates for the Board of Directors if the Company receives such recommendations 120 days before the anniversary date of the Company's most recent annual meeting. In considering the candidates submitted by stockholders, the Nominating and Corporate Governance Committee will consider the needs of the Board of Directors and the qualifications of the candidates.

        Stockholders who want to recommend a person as a candidate for the Board of Directors of the Company may do so by sending the following information to the Nominating and Corporate Governance Committee of the Board of Directors of the Company, c/o Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109: (1) name and address of the candidate; (2) a brief biographical sketch and resume of the candidate; (3) contact information for the candidate; (4) a document evidencing the candidate's willingness to serve as a director if elected and to submit to the necessary regulatory approvals; and (5) a signed statement as to the submitting stockholder's current status as a stockholder and the number of shares currently held.

        Qualifications and Evaluations of Nominees to the Board of Directors.    The Board shall be responsible for nominating members for election to the Board, and the Board shall be responsible for filling vacancies on the Board that may occur between Annual Meetings of Stockholders. In selecting nominees, the Board of Directors considers, among other factors, a nominee's reputation for integrity and ethical dealings and willingness to devote adequate time and effort to the responsibilities of serving on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership.

        The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if such directors and executive officers become aware of persons, meeting the general criteria described below, who have had a change in circumstances that might make such persons available to serve on the Board—for example, retirement of a person as a chief executive officer of a public company or from government or military service. The Nominating and Corporate Governance Committee may also periodically engage firms that specialize in identifying candidates for director. Currently, the Company does not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. As described above, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

        Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that a potential candidate warrants further consideration, the Chair or another member of the Nominating and Corporate Governance Committee would contact the person. Generally, the Nominating and Corporate Governance Committee would review the person's accomplishments and qualifications in light of the accomplishments and qualifications of any other candidates that the Nominating and Corporate Governance Committee may be considering and conduct one or more interviews with the candidate. In certain instances, a member of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidates or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate's accomplishments.

        The Nominating and Corporate Governance Committee does not set specific, minimum qualifications for nominees for the position of director. Candidates, however, should show leadership in their particular fields and have the ability to exercise sound business judgment. The Nominating and Corporate Governance Committee will select candidates to recommend to the Board of Directors with the goal of enhancing the Board's ability to manage and direct the affairs and business of the Company on the basis of, among other things, experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company's business environment. When applicable, the Nominating and Corporate Governance Committee will select a candidate with the potential to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or listing standards.

        There are no differences in how a nominee recommended by a stockholder would be evaluated as compared to any other nominee recommended by the Nominating and Corporate Governance Committee.

CODES OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

        Since the Company's inception, the Company's policy has been that the business of the Company is to be conducted in the most ethical manner and the Company executives, employees and representatives are to achieve for the Company the highest degree of respect and esteem of the public in general and those with whom the Company does business.

        To further these goals, the Company has adopted a Code of Conduct and an Ethics Statement, which applies to directors, officers and employees of the Company, a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to the Company's President and Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions, and Corporate Governance Guidelines. These materials are available on the "Corporate Governance" section of the "About Us" section of the Company's website at www.caesars.com/corporate/aboutus/corporategovernance. A copy of each of these documents may also be obtained, without cost, by written request submitted to Bernard E. DeLury, Jr., Secretary, Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109.

        The Company may satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on the "Corporate Governance" section of the "About Us" section of the Company's website at www.caesars.com/corporate/aboutus/corporategovernance. The Company may satisfy any disclosure requirements regarding waivers for executive officers and directors from the Code of Conduct or Ethics Statement by posting such information on the Company's website at www.caesars.com/corporate/aboutus/corporategovernance.

DIRECTOR COMPENSATION

        Annual Retainer.    Directors who are not officers of the Company or its subsidiaries earn an annual retainer fee of $45,000. The directors who chair committees of the Board receive an additional annual retainer of $3,500 except for the Audit Committee Chair who receives an additional annual retainer of $25,000.

        Options.    The Company grants each non-executive director an option to purchase 50,000 shares of the Company's common stock on the date of the director's initial election to the Board. The first 10,000 options vest on the date of grant and the remainder vest in equal installments over a four-year period, provided the director remains on the Board.

        Meeting Fees.    The Company compensates non-executive directors with a fee of $1,500 for attendance at each board, committee, and meeting of stockholders. We provide or reimburse all directors for travel and other related expenses related to their attendance at board meetings, committee meetings, meetings of stockholders, and other Company business functions.

        Independent Directors' Retirement Plan.    Any independent director who retires after reaching age 65, and who has completed ten years of service as a director, is entitled to an annual retirement benefit. The benefit is equal to the director's average annual fees, including meeting and committee attendance fees, during the 36 consecutive calendar months for which the director's fees were the highest. The benefits under this plan are payable for a maximum of ten years. If a director dies prior to retirement, but after reaching age 65, the director's surviving spouse is entitled to an annual spouse's benefit equal to one-half the benefit the director would have received had the director retired on the date of death. In the event a retired director dies prior to receiving ten annual payments, one-half of the annual benefit the director was receiving will be paid to the director's surviving spouse for the balance of the ten-year period.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

        The Company has entered into certain employment agreements with the named executive officers and directors. The agreements currently in effect are with Stephen F. Bollenbach, Wallace R. Barr, Bernard E. DeLury, Jr. and Wesley D. Allison. The key provisions of these agreements are summarized below.

        Stephen F. Bollenbach.    The Company has an employment agreement with Mr. Bollenbach in which he has agreed to serve as Chairman and advisor to the Board of Directors for the period from December 31, 1998 to July 1, 2005. Under the agreement, Mr. Bollenbach is paid an annual base salary of $100,000 per year, is not entitled to receive a bonus, and is not entitled to receive any benefits provided to the Company employees other than an annual vacation and reimbursement of expenses he may incur in providing his services under the agreement. The agreement provides that, upon termination of his employment following a "change of control" (as defined in the agreement) of the Company either by the Company without cause or by Mr. Bollenbach for good reason, he is entitled to: (i) a lump-sum payment equal to 2.99 times the sum of base salary and the higher of the annual bonus paid for the year in which the change of control occurs or for the immediately preceding year (fifty percent of which is consideration for certain restrictive covenants, including confidentiality, non-competition and non-solicitation provisions); (ii) payment of any compensation previously deferred but not yet paid; and (iii) full vesting of outstanding options, which will remain exercisable until December 31, 2008. Following a change of control, Mr. Bollenbach may terminate his employment for no reason or any reason during the 30-day period immediately following the first anniversary of the change of control and receive the same severance he would receive if he terminated his employment for good reason. Under the agreement, Mr. Bollenbach is entitled to a "gross-up" payment to compensate him for any excise tax on excess parachute payments.

        Wallace R. Barr.    The Company has an employment agreement with Mr. Barr as President and Chief Executive Officer for the period from November 19, 2002 to March 31, 2006, which term automatically renews for successive one year periods unless either the Company or Mr. Barr elects not to renew. Mr. Barr's minimum annual base salary is $1.0 million, with an annual bonus depending upon the performance of the Company and Mr. Barr and subject to the criteria established by the Board of Directors. Pursuant to the employment agreement, Mr. Barr is entitled to a supplemental retirement benefit equal to 3% of total cash compensation for each year of service through December 31, 2005 and the Company maintains a $2.2 million term life insurance policy for the benefit of Mr. Barr's designated beneficiary during the term of Mr. Barr's employment. Pursuant to the employment agreement, Mr. Barr was granted 1.45 million stock options under the Company's 1998 Stock Incentive Plan and 635,000 rights under the Company's Supplemental Retention Plan, which options and rights vest over four years. If Mr. Barr is terminated without cause, Mr. Barr shall be entitled to his base salary for the balance of the term of the employment agreement or twenty-four months, whichever is greater, plus (a) his annual bonus for the same period; (b) any remaining unvested stock options and rights would immediately vest and become exercisable; and (c) health and dental benefits will be continued as provided in the employment agreement. Mr. Barr's employment agreement also provides for certain severance payments and benefits in the event that his employment is terminated under certain circumstances in connection with a change in control of Caesars (as defined in the employment agreement). Such payments and benefits include: (i) a lump-sum cash payment equal to 2.99 times the sum of his base salary and the greater of his annual bonus in respect of fiscal 2003 or 2004; (ii) a lump-sum cash payment representing his accrued obligations; (iii) payment of brokerage commissions and other costs on the sale of his Las Vegas, Nevada residence and, in certain circumstances, the fair market value of such residence; (iv) continued benefits through March 31, 2006; (v) retiree benefits pursuant to health and life insurance benefit plans, assuming for this purpose that Mr. Barr was employed through March 31, 2006 and retired on such date; and (vi) a gross-up payment, if necessary.

        Bernard E. DeLury, Jr.    The Company has an employment agreement with Mr. DeLury as Executive Vice President, Secretary and General Counsel for the period from February 1, 2003 to January 31, 2006, which term automatically renews for successive one year periods unless either the Company or Mr. DeLury elects not to renew. Mr. DeLury's minimum annual base salary is $600,000, with an annual bonus depending upon the performance of the Company and Mr. DeLury and subject to the criteria established by the Chief Executive Officer and the Board of Directors. Pursuant to the employment agreement, Mr. DeLury was granted stock options under the Company's 1998 Stock Incentive Plan, which options vest over time. If Mr. DeLury is terminated without cause, Mr. DeLury shall be entitled to his base salary for the balance of the term of the employment agreement or twelve months, whichever is greater, plus the average of the annual bonuses paid for the last three years or the annual bonus paid in the prior year, whichever is greater. In the event of a change of control of the Company and the successor terminates Mr. DeLury, without cause, he shall be paid 24 months of salary or the remaining balance of the term of the employment agreement, whichever is greater, plus the average of the annual bonuses paid for the last three years or the annual bonus paid in the prior year, whichever is greater.

        Wesley D. Allison.    The Company has an employment agreement with Mr. Allison as Senior Vice President, Controller and Interim Chief Financial Officer for a period from May 2004 to December 2007. Mr. Allison's minimum annual base salary is $500,000, with an annual bonus depending upon the performance of the Company and Mr. Allison and subject to the criteria established by the Chief Executive Officer and the Board of Directors. Mr. Allison has been granted options under the Company's 1998 Stock Incentive Plan and options and restricted stock units under the Company's 2004 Long-Term Incentive Plan, which equity grants vest over time. If Mr. Allison is terminated without cause, Mr. Allison shall be entitled to his base salary for the balance of the term of the employment agreement or twelve months, whichever is greater, plus a bonus pro-rated for the amount of time during the year which Mr. Allison was employed.

        Clive S. Cummis.    Mr. Cummis is party to an agreement with the Company under which he began transitioning out of his employment duties beginning on January 1, 2002 and ending with his retirement on December 31, 2004. The agreement provides for compensation of $1,000 per month through December 31, 2004 and $1,464,000 paid in equal bi-weekly installments from January 1, 2002 through December 31, 2004. The agreement also provides for continued vesting of options through December 31, 2004, at which time his options will expire and no longer be exercisable. In connection with the Company's merger with Harrah's, the Company and Mr. Cummis have agreed to amend Mr. Cummis' transition agreement with the Company to extend the term (and his continued ability to exercise vested stock options) until the earlier of (i) December 31, 2005 and (ii) 180 days after completion of the Caesars/Harrah's merger.

        Change of Control Agreements.    The Company's Board of Directors has approved a Change of Control Agreement ("Control Agreement") which has been entered into with Messrs. Barr and DeLury.

        Mr. Barr's change of control agreement entitles him to receive, upon termination of his employment following a change of control by Caesars other than for cause, death or disability: (i) a lump-sum severance payment equal to 2.99 times the sum of base salary and the higher of the annual bonus paid for the last full fiscal year ending during the employment period or for the last full fiscal year prior to the change of control (fifty percent of which is consideration for certain restrictive covenants in Mr. Barr's employment agreement, including confidentiality, non-competition and non-solicitation provisions); (ii) a pro rata bonus for the year of termination (based on the annual bonus as determined according to clause (i)); (iii) a lump-sum payment equal to unpaid compensation previously deferred and accrued vacation; (iv) continued health and life insurance benefits through March 31, 2006; and (v) a lump-sum payment equal to the amount which Caesars would have credited to his account under the deferred compensation plan from the date of termination through March 31, 2006, if he had deferred the average amount deferred in the prior 12 months. Mr. Barr will be entitled to a "gross-up" payment to compensate him for any excise tax on excess parachute payments. Completion of the Company's merger with Harrah's will constitute a change of control under Mr. Barr's change of control agreement. For purposes of Mr. Barr's change of control agreement, good reason includes, generally: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of Caesars to pay his compensation; (iii) relocation further than 35 miles from Las Vegas, Nevada; (iv) any purported termination of his employment other than as permitted in the agreement; and (v) failure to require a successor to assume the agreement. Additionally, Mr. Barr may terminate his employment for no reason or any reason during the 30-day period immediately following the first anniversary of the change of control and receive the same severance he would receive if he terminated his employment for good reason.

        Under Mr. DeLury's change of control agreement, upon termination of his employment following a change of control by Mr. DeLury for good reason or by Caesars other than for cause, disability or death, he is entitled to receive: (i) a lump-sum severance payment equal to two times the sum of base salary plus the higher of the annual bonus paid for the last full fiscal year ending during the employment period or for the last full fiscal year prior to the change of control (fifty percent of which is consideration for certain restrictive covenants in Mr. DeLury's employment agreement, including confidentiality, non-competition and non-solicitation provisions); (ii) a pro rata bonus for the year of termination (based on the annual bonus as determined according to clause (i)); (iii) a lump-sum payment equal to unpaid compensation previously deferred and accrued vacation; (iv) a lump-sum payment equal to the amount which Caesars would have credited to his account under the deferred compensation plan from the date of termination through the date that is three years following the change of control if he had deferred the average amount deferred in the prior 12 months; and (v) continued health and life insurance benefits through the date that is three years following the change of control date or such longer period provided in the employment agreement or any plan, program, practice or policy. Mr. DeLury will be entitled to a "gross-up" payment to compensate him for any excise tax on excess parachute payments. Completion of the Company's merger with Harrah's will constitute a change of control under Mr. DeLury's change of control agreement. For purposes of Mr. DeLury's change of control agreement, "good reason" includes, generally: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of the Company to pay his compensation; (iii) relocation further than 35 miles from Las Vegas, Nevada, or Atlantic City, New Jersey; (iv) any purported termination of his employment other than as permitted in the agreement; and (v) failure to require a successor to assume the agreement. On October 6, 2004, Mr. DeLury entered into a letter agreement, described on page 22, which addresses certain of the provisions of the change in control agreement.

Letter Agreements with Messrs. Barr and DeLury

        In connection with the Company's merger with Harrah's, Caesars, Harrah's and Mr. Barr entered into a letter agreement as of October 6, 2004, which provides that, in the event Mr. Barr's employment is terminated following a change of control by Caesars (or its successor) without cause or by Mr. Barr for Good Reason (as defined in his employment agreement), he will generally be entitled to receive the compensation and benefits pursuant to his employment agreement rather than pursuant to his change of control agreement. Such compensation and benefits include: (i) a lump-sum cash payment equal to 2.99 times the sum of his base salary and the greater of his annual bonus in respect of fiscal 2003 or 2004; (ii) a lump-sum cash payment representing his accrued obligations; (iii) payment of brokerage commission and, in certain circumstances, payment equal to the fair market value of his Las Vegas, Nevada residence; (iv) continued benefits through March 31, 2006; (v) continued lifetime health, medical, prescription and dental benefits for Mr. Barr and his family; (vi) indemnification coverage and insurance benefits for three years; (vii) a fully-vested supplemental benefit (as described in his employment agreement) and (viii) a gross-up payment, if necessary. The letter agreement also provides for a one-year non-competition restrictive covenant in respect to certain enumerated gaming companies and their affiliates.

        In connection with the Company's merger with Harrah's, Caesars, Harrah's and Mr. DeLury entered into a letter agreement as of October 6, 2004, which provides that, in the event Mr. DeLury's employment is terminated following a change of control by Caesars (or its successor) without cause or by Mr. DeLury for Good Reason (as defined in his change of control agreement), he will generally be entitled to receive the compensation and benefits pursuant to his change of control agreement, described on page 21, rather than pursuant to his employment agreement, described on page 20. The compensation and benefits under the letter agreement include: (i) a lump-sum cash payment equal to the sum of 3 times his base salary plus 2 times his annual bonus in respect of fiscal 2004; (ii) a lump-sum cash payment representing a pro-rata bonus for the year of termination; (iii) a lump-sum cash payment representing the accrued obligations; (iv) continued health and life insurance benefits for three years following the change of control date; (v) a lump-sum cash payment equal to the amount which Caesars would have credited to his account under the deferred compensation plan from the date of termination through the date that is three years following the change of control date if he had deferred the average amount deferred in the prior 12 months; and (vi) a gross-up payment, if necessary. The letter agreement also provides for a one-year non-competition restrictive covenant in respect to certain enumerated gaming companies and their affiliates.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid to (i) the Company's Chief Executive Officer, and (ii) each of its other two most highly compensated executive officers as of December 31, 2004, who, together with the Chief Executive Officer, constituted the only persons who were serving as executive officers at such date (collectively "named executive officers") for services rendered during its fiscal years ended 2002, 2003 and 2004.

		Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options	All Other Compensation
Wallace R. Barr President and Chief Executive Officer	2004 2003 2002	$ $ $	1,000,000 998,462 823,846	$ $ $	2,000,000 1,225,000 814,357	$ $ $	18,655 20,908 0	80,000(4) 635,000(3) 0		400,000 1,450,000 0	$ $ $	30,308 29,551 28,907	(2) (2) (2)
Bernard E. DeLury, Jr. Executive Vice President, General Counsel and Secretary	2004 2003 2002	$ $ $	538,267 410,961 266,538	$ $ $	783,600 454,500 160,712	$ $ $	2,188 0 0	116,700 40,000 0	(4) (3)	166,800 50,000 15,000	$ $ $	60,122 37,297 27,533	(2) (2) (2)
Wesley D. Allison Senior Vice President, Controller and Interim Chief Financial Officer	2004 2003 2002	$ $ $	414,192 270,000 260,620	$ $ $	667,188 137,725 128,520	$ $ $	0 0 0	4,000(4) 20,000(3) 0		10,100 30,000 20,000	$ $ $	33,830 27,139 23,612	(2) (2) (2)

(1)	Awards of annual bonuses are made by the Compensation Committee. All bonuses awarded, whether paid prior or subsequent to any fiscal year-end are attributed in this table to the year in which the bonus was earned.
(2)
Includes matching contributions made by the Company under the Executive Deferred Compensation Plan and the Company's 401(k) Plan, the premiums paid by the Company for disability and life insurance as follows:
	Year	Deferred Comp Match		401(k) Match		Premiums
Wallace R. Barr	2004 2003 2002	$ $ $	0 0 0	$ $ $	9,500 8,750 8,250	$ $ $	20,808 20,801 20,657
Bernard E. DeLury, Jr.	2004 2003 2002	$ $ $	49,638 27,334 18,327	$ $ $	9,500 8,750 8,125	$ $ $	984 1,213 1,081
Wesley D. Allison	2004 2003 2002	$ $ $	26,346 19,926 17,031	$ $ $	6,500 6,000 5,500	$ $ $	984 1,213 1,081
(3)	Represents supplemental retention rights ("Rights") awarded to the named executive officer by the Company under its Supplemental Retention Plan ("SRP"), as follows: Mr. Barr received a grant on January 15, 2003 at a grant closing price of $7.85, Mr. DeLury received a grant on January 28, 2003 at a grant closing price of $7.55, Mr. DeLury received a grant on February 24, 2003 at a grant closing price of $6.85, Mr. Allison received a grant on January 28, 2003 at a grant closing price of $7.55. The Rights vest 20% on each of the first and second anniversaries of the date the Rights were granted and 30% on each of the third and fourth anniversaries of the date the Rights were granted. The Rights are payable in shares of the Company's common stock, on a one-for-one basis, upon the grantee's retirement, or the grantee may make a one-time election upon the grantee attaining retirement eligibility (age 65 or age plus years of service equal to 55) to have an "in service" distribution while still employed by the Company of up to 50% of the vested Rights. The SRP also provides for an adjustment in the number of Rights in a participant's account based upon dividends and distributions paid by the Company on the underlying shares of common stock from the date of grant. Based on the closing price of the Company's common stock on the New York Stock Exchange on December 31, 2004 of $20.14, the aggregate number and value of all Rights credited to the account of the named executive officer on such date were as follows: Mr. Barr—755,000 Rights and $15,205,700; Mr. DeLury—40,000 Rights and $805,600; and Mr.Allison—20,000 Rights and $402,800. As of December 31, 2004, 28% of Mr. Barr's Rights were vested, 20% of Mr. DeLury's Rights were vested, and 20% of Mr. Allison's Rights were vested.

(4)	Grants shown represent restricted stock awards granted to the named executive officer by the Company under its 2004 Long Term Incentive Plan. Mr. Barr's award vests 25% per year on the anniversary of the grant date. Messrs. DeLury's and Allison's awards vest 25% on January 20, 2005, 50% on January 20, 2006, 75% on January 20, 2007, and 100% on January 20, 2008. Based on the closing stock price of the Company's common stock on the New York Stock Exchange on December 31, 2004 of $20.14, the aggregate number and value of all restricted stock awards held by the named executive officer on such date were as follows: Mr. Barr—80,000 shares and $1,611,200; Mr. DeLury—116,700 shares and $2,350,338; Mr. Allison—4,000 shares and $80,560.

OPTION GRANTS IN 2004

        The following table sets forth information regarding all stock option grants made in 2004 to the named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	5%	10%
Wallace R. Barr	400,000	27.7%	$16.38	09/23/14	$4,119,260	$10,439,013
Bernard E. DeLury, Jr.	166,800	11.6%	$14.94	01/20/14	$1,479,749	$3,702,633
Wesley D. Allison	10,100	0.7%	$14.94	01/20/14	$89,601	$224,200

(1)
Mr. Barr's award vests 25% per year on the anniversary of the grant date. Messrs. DeLury's and Allison's awards vest 25% on January 20, 2005, 50% on January 20, 2006, 75% on January 20, 2007, and 100% on January 20, 2008.

AGGREGATE OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES

        The following table sets forth information concerning stock option exercises by the named executive officers during the fiscal year ended December 31, 2004, and the fiscal year-end value of unexercised stock options.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised, In-the-money Options at December 31, 2004(2)
Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Wallace R. Barr	0	0	1,030,500	1,519,500	$13,208,908	$15,279,375
Bernard E. DeLury, Jr.	0	0	56,250	215,550	$612,441	$1,465,082
Wesley D. Allison	0	0	59,750	46,350	$668,064	$471,233

(1)
Amount represents the difference between the market value of the securities on the date the option was exercised and the option exercise price.

(2)
Amount represents the number of options multiplied by the difference between $20.14, the closing price of the Company's common stock on December 31, 2004, and the exercise price of "in-the-money" options.

LONG-TERM INCENTIVE PLANS—AWARDS IN 2004

        The following table sets forth information concerning performance shares awarded to the named executive officers during the last fiscal year ended December 31, 2004.

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts(1)
Name			Threshold (#)	Target (#)	Maximum (#)
Wallace R. Barr	0	0	0	0	0
Bernard E. DeLury	20,900	30 mths	10,450	20,900	34,903
Wesley D. Allison	5,000	30 mths	2,500	5,000	8,350

(1)
While the terms of these awards provide for variable payouts, we anticipate that these awards will be paid out at target level upon consummation of the merger with Harrah's.

        The performance awards were granted on July 1, 2004, under the Company's 2004 Long Term Incentive Plan. Performance awards are in the form of restricted stock units which will become vested, if at all, upon January 20, 2007, based on the Company's performance during the period commencing January 1, 2004 and ending December 31 , 2006 against pre-determined performance goals. If target goals are not met, no units will vest. If target goals are exceeded, the award holder may receive up to

150% of the number of units subject to the award. Units are generally payable in shares of stock but the compensation committee may determine that payment may be made in whole or in part in cash.

EQUITY COMPENSATION PLAN INFORMATION

        The following table reflects information about our equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	16,990,163	$9.35	0
Equity compensation plan approved by security holders(2)	2,098,000	$10.30	17,902,000
Equity compensation plans not approved by security holders(3)	1,502,644	$0.00	0

Total	20,590,807	$8.76	17,902,000

(1)
Represents stock options pursuant to the 1998 Stock Incentive Plan and the 1998 Independent Directors Stock Option Plan. No further awards will be made under these plans, which were replaced by the 2004 Long Term Incentive Plan.

(2)
Represents stock based awards pursuant to the 2004 Long Term Incentive Plan.

(3)
Represents supplemental retention rights ("Rights"). The Rights vest over 4 years and are payable in shares of the Company's common stock, on a one-for-one basis, upon the grantee's retirement or the grantee may make a one-time election upon the grantee attaining retirement eligibility (age 65 or age plus years of service equal to 55) to have an "in service" distribution while still employed by the Company of up to 50 percent of the vested Rights. No further awards will be made under this plan which was replaced by the 2004 Long Term Incentive Plan.

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder return on the Company's common stock against the cumulative total return of the S&P 500 Index and the Dow Jones Domestic Casino Index Group for the period commencing on December 31, 1999 and ending on December 31, 2004. This chart assumes that $100 was invested on December 31, 1999 in each of the Company's common stock and applicable index and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CAESARS ENTERTAINMENT, INC., THE S & P 500 INDEX
AND THE DOW JONES US GAMBLING INDEX

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
CAESARS ENTERTAINMENT, INC.	100.00	95.50	73.36	67.20	86.64	161.12
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
DOW JONES US GAMBLING	100.00	109.34	120.49	132.59	205.04	272.89

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP ("Deloitte & Touche") was the Company's independent registered public accounting firm for 2004. Deloitte & Touche is expected to have representatives present at the Annual Meeting of Stockholders who will have the opportunity to make a statement if such representatives desire and will be available to respond to appropriate questions. In light of the pending merger between the Company and Harrah's Entertainment, Inc., the Company has not engaged an independent, registered public accounting firm to audit our financial statements for the entire year ending December 31, 2005. Rather, the Company has chosen to engage Deloitte & Touche as our independent registered public accounting firm on a quarter-by-quarter basis.

        The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche for the fiscal years ended December 31:

	2004	2003
Audit Fees	$2,319,436	$1,086,450
Audit-Related Fees	$274,782	$67,997
Tax Fees	$41,019	$26,331
All Other Fees	$0	$138,783

        The services comprising the fees disclosed under "Audit Fees" consist of fees for the Company's annual audit and quarterly reviews, attestation services related to the Sarbanes-Oxley Act, Section 404, and services related to SEC filings. The services comprising the fees disclosed under "Audit-Related Fees" are for advisory services related to the Sarbanes-Oxley Act, Section 404, the audits of the Company's 401(k) employee benefit plans and consulting on financial accounting and reporting matters not arising as a part of the annual audit. The services comprising the fees disclosed under "Tax Fees" are for consulting on various tax-related matters.

        Deloitte & Touche may not perform services, whether associated with audit or non-audit functions, unless the services have been approved prior to their performance by the Company's Audit Committee. As part of the Company's pre-approval policy, the Audit Committee must be notified of all services that Deloitte & Touche performs. Each fiscal year, the Audit Committee negotiates and pre-approves the annual fee for the annual audit of the Company's consolidated financial statements. Each fiscal year, the Audit Committee also pre-approves the performance of the following services provided the fees for each category do not exceed 10% of the annual fees for the annual audit of the Company's consolidated financial statements: (i) services related to implementation of new accounting standards; (ii) audits of opening balance sheets of acquired companies and accounting consultations on acquisitions and proposed acquisitions where such services would otherwise be performed in the audit of the Company's consolidated financial statements; (iii) services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations; (iv) compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements; (v) audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports, including affiliate transaction audits; (vi) services that result from the role of Deloitte & Touche as independent auditor such as reviews of Securities and Exchange Commission filings, consents, letters to underwriters and other services related to financings that include audited financial statements; (vii) assistance in reviews and tests of internal controls and internal control reporting requirements; (viii) financial statement audits of employee benefit plans: (ix) SAS 70 attestation reports; (x) electronic accounting research services; (xi) foreign statutory audits and other regulatory reports; (xii) assistance with tax accrual related issues; (xiii) assistance with tax accounting for specific transactions; (xiv) merger and acquisition due diligence services; and (xv) tax services consisting of tax return preparation, review, consulting and assistance, tax planning services; expatriate tax services, transfer pricing tax services, employee benefit tax services and tax co-sourcing.

        Since the effectiveness of section 202 of the Sarbanes-Oxley Act, one hundred percent of the Audit-Related Fees, Tax Fees and All Other Fees for 2004 were either approved in advance by the Audit Committee or within the pre-approval authorization granted by the Audit Committee.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2006 annual meeting must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which proposal must be in writing and delivered to the Company's Secretary, Bernard E. DeLury, Jr., at the Company's principal executive offices at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, no later than December 30, 2005 in order to be considered timely. Written notice of stockholder proposals (other than proposals for inclusion in the proxy) for consideration at the 2006 annual meeting must be received by the Company's Secretary between March 24, 2006 and April 15, 2006.

        In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices no later than the close of business on April 15, 2006, or such other date in which advance notice of stockholder proposals is required.

        The Company expects the merger of the Company with Harrah's to be completed in the second quarter of 2005, and, as a result, the Company does not expect to hold a 2006 annual meeting.

OTHER BUSINESS

        The Board of Directors knows of no other business which will be presented for action by the stockholders at this annual meeting. However, if any business other than that set forth in the Notice and this proxy statement should be presented at the annual meeting, the proxies named on the enclosed proxy card will use their discretion to vote all proxies in accordance with their best judgment.

        The Company's Annual Report on Form 10-K for the year ended December 31, 2004, which includes financial statements for the period ended December 31, 2004, accompanies these proxy materials. All are being mailed to stockholders of record as of April 25, 2005 on or about April 29, 2005.

By Order of the Board of Directors:

Bernard E. DeLury, Jr., Secretary

FORM OF PROXY

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

THANK YOU FOR VOTING!

—TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED—

This Proxy is Solicited by the Board of Directors
P
By signing and returning this proxy, you appoint Bernard E. DeLury, Jr. and Wesley D. Allison, and each of them, with full power of substitution, to vote these shares at the Annual Meeting of Stockholders to be held on June 24, 2005, at 8:00 a.m. local time (or any adjournments or postponements thereof) at the following location:
R O X Y	Caesars Palace 3570 Las Vegas Boulevard South Las Vegas, Nevada 89109

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS YOU DIRECT. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEM 1. THE NAMED PROXIES, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, ARE AUTHORIZED TO VOTE AT THEIR DISCRETION UPON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

(Continued and to be signed on reverse.)

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Caesars Entertainment, Inc.
common stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-242-0865, on a touch-tone telephone. If outside the U.S. or Canada, call 610-993-0720. Please follow the simple instructions.

OR

2.
Vote by Internet—Access https://www.proxyvotenow.com/czr, and follow the simple instructions. Please note you must type an "s" after http.

You may vote by telephone or Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Caesars Entertainment, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

—TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED—

CAESARS ENTERTAINMENT, INC.
The Board of Directors Recommends a Vote FOR Item 1.

Vote On Directors
1.	ELECTION OF DIRECTORS 01) Stephen F. Bollenbach, 02) Wallace R. Barr, 03) Peter G. Ernaut, 04) William Barron Hilton	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
To withhold authority to vote for any indicated nominees, mark "FOR ALL EXCEPT," and write the nominee's number on the line below.
☐ Address change (mark below)
Date _________________________________________

_____________________________________________________
(Signature)

_____________________________________________________
(Signature, if jointly held)

_____________________________________________________
(Title)

Please sign exactly as your name appears on this proxy. If shares are held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc. must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing.

QuickLinks

CAESARS ENTERTAINMENT, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS JUNE 24, 2005
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ITEM 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
RELATED PARTY TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF AUDIT COMMITTEE
CODES OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
DIRECTOR COMPENSATION
EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2004
AGGREGATE OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLANS—AWARDS IN 2004
EQUITY COMPENSATION PLAN INFORMATION
STOCK PERFORMANCE GRAPH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS